Exhibit 4.4

AMENDMENT NO. 1 TO AMENDED AND RESTATED DECLARATION OF TRUST

Dated as of June 25, 2009

of

SunTrust Preferred Capital I

This AMENDMENT NO. 1 TO AMENDED AND RESTATED DECLARATION OF TRUST, dated as of June 25, 2009 (this “Amendment”), is entered into among (i) SUNTRUST BANKS, INC., a Georgia corporation (including any successors or assigns, the “Sponsor”) and (ii) Raymond D. Fortin, an individual, and Jerome T. Lienhard, II, an individual, and Michael Spingler, an individual, each of whose address is c/o SunTrust Banks, Inc., 303 Peachtree Street, NE, Atlanta, Georgia 30308 (each, an “Administrative Trustee,” and collectively, the “Administrative Trustees”) pursuant to Section 12.2(b) of the Amended and Restated Declaration of Trust, dated October 25, 2006, of SunTrust Preferred Capital I.

RECITAL OF THE SPONSOR

The Issuer Trustees have heretofore duly declared and established a statutory trust (the “Issuer Trust”), pursuant to the Delaware Statutory Trust Act by entering into that certain Declaration of Trust, dated October 16, 2006 (the “Original Declaration of Trust”), as amended and restated by that certain Amended and Restated Declaration of Trust, dated October 25, 2006 (the “Declaration of Trust”), and by the execution and filing with the Secretary of State of the State of Delaware of the Certificate of Trust, filed on October 16, 2006, attached to the Declaration of Trust as Exhibit A (the “Certificate of Trust”).

The Administrative Trustees, the Sponsor (as the Holder of all of the Common Securities) and the Holders representing a Majority in Liquidation Amount of the Outstanding Trust Preferred Securities of each Affected Class have affirmatively consented to this Amendment in accordance with Section 12.2(b) of the Declaration of Trust and the Issuer Trustees have received and accepted the Opinion of Counsel contemplated thereby.

NOW, THEREFORE, this Amendment witnesseth: For and in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Declaration of Trust is hereby amended as follows:

ARTICLE I

DEFINED TERMS

Section 1.1 Definitions. Capitalized terms used in this Amendment and not otherwise defined shall have the respective meanings assigned thereto in the Declaration of Trust.

ARTICLE II

AMENDMENTS TO THE DECLARATION OF TRUST

Section 2.1 Amendment of Section 1.1 of the Declaration of Trust. Section 1.1 of the Declaration of Trust is hereby amended as follows:

(a) The current definition of “Corresponding Assets” is deleted in its entirety and replaced with the following:

““Corresponding Assets” means, with respect to each $1,000 Liquidation Amount of Trust Securities: (a) in the case of Normal PPS and Common Securities, (i) from the Time of Delivery to but not including the Remarketing Settlement Date for a Successful Remarketing, $1,000 principal amount of Pledged Notes and a Pro Rata Interest in a Stock Purchase Contract, (ii) from and including the Remarketing Settlement Date for a Successful Remarketing to but not including the Stock Purchase Date, the SunTrust Bank Deposit made with the net proceeds of each $1,000 principal amount of Pledged Notes sold in such Successful Remarketing on such Remarketing Settlement Date and a Pro Rata Interest in a Stock Purchase Contract, and (iii) from and including the Stock Purchase Date and thereafter for so long as Normal PPS are outstanding, 1/100th of a share of Preferred Stock;

(b) in the case of Stripped PPS, (i) from the date of issuance for each Stripped PPS to but not including the Stock Purchase Date, $1,000 principal amount of Pledged Treasury Securities and a Pro Rata Interest in a Stock Purchase Contract, and (ii) from and including the Stock Purchase Date and thereafter for so long as Stripped PPS are outstanding, 1/100th of a share of Preferred Stock, subject to Section 4.8; and

(c) in the case of Capital PPS, from the date of issuance for each Capital PPS, $1,000 principal amount of Notes, subject to Section 5.14.”

(b) The current definition of “Deferred Contract Payment Amount” is deleted in its entirety and replaced with the following:

““Deferred Contract Payment Amount” means, at any time for each $100,000 stated amount of Stock Purchase Contracts, the amount of the Contract Payments accrued on such stated amount that has been deferred and not paid by reason of the Sponsor’s exercise of its right to defer payment of Contract Payments pursuant to Section 2.7 of the Stock Purchase Contract Agreement (including a comparable amount in respect of any Contract Payments deferred in respect of Fractional Contracts (as defined in the Stock Purchase Contract Agreement)), together with interest accrued on such amount in accordance with the terms of the Stock Purchase Contract Agreement.”

(c) The current definition of “Like Amount” is deleted in its entirety and replaced with the following:

““Like Amount” means:

(a) with respect to a distribution of Notes to Holders of Normal PPS, Capital PPS or Common Securities in connection with a dissolution or liquidation of the Issuer Trust or a redemption in kind of Capital PPS pursuant to Section 4.2(c), Notes having a principal amount equal to the Liquidation Amount of the Trust Securities of the Holder to whom such Notes are distributed;

(b) with respect to a distribution of Notes to a Third Party Agent in connection with an early retirement of Normal PPS pursuant to Section 4.9, Notes having a principal amount equal to the Liquidation Amount of the applicable Subject Normal PPS;

(c) with respect to a distribution of Stock Purchase Contracts to a Third Party Agent in connection with an early retirement of Normal PPS pursuant to Section 4.9, the number of Stock Purchase Contracts equal to the number of Subject Stock Purchase Contracts (as defined in the Stock Purchase Contract Agreement);

(d) with respect to a distribution of Pledged Treasury Securities to Holders of Stripped PPS in connection with a dissolution or liquidation of the Issuer Trust, Pledged Treasury Securities having a principal amount equal to the Liquidation Amount of the Stripped PPS to whom such Pledged Treasury Securities are distributed;

(e) with respect to a distribution of Preferred Stock or fractional interests in Preferred Stock to Holders of Trust Securities in connection with a dissolution or liquidation of the Trust, Preferred Stock or a fractional interest in a share of Preferred Stock (which may be effected by the Issuer Trust through the creation of depositary shares) having a liquidation preference equal to the Liquidation Amount of the Trust Securities of the Holder to whom such shares of Preferred Stock or a fractional interest in a share of Preferred Stock (including through a depositary share) are distributed;

(f) with respect to any distribution of Additional Amounts to Holders of Normal PPS, Capital PPS or Common Securities, Notes having a principal amount equal to the Liquidation Amount of the Normal PPS, Capital PPS or Common Securities in respect of which such distribution is made;

(g) with respect to a redemption of Preferred Stock, 1/100th of a share of Preferred Stock for each Normal PPS or Common Security;

(h) with respect to an Exchange of Normal PPS and Qualifying Treasury Securities for Stripped PPS and Capital PPS pursuant to Section 5.13(b), a number of Stripped PPS and a number of Capital PPS in each case equal to the number of Normal PPS included in such Exchange (e.g., if 1,000 Normal PPS are being Exchanged, the Holder will receive 1,000 Stripped PPS and 1,000 Capital PPS in accordance with and subject to Section 5.13);

(i) with respect to an Exchange of Stripped PPS and Capital PPS for Normal PPS and Qualifying Treasury Securities, a number of Normal PPS equal to the number of Stripped PPS and the number of Capital PPS being Exchanged (e.g., if 1,000 Stripped PPS and 1,000 Capital PPS are being Exchanged, the Holder will receive upon the Exchange 1,000 Normal PPS together with $1,000,000 principal amount of Qualifying Treasury Securities released from the Pledge, in accordance with and subject to Section 5.13(e));

(j) with respect to Notes (including Pledged Notes as applicable) being deposited or delivered in connection with an Exchange, Notes having a principal amount equal to $1,000 for each Normal PPS involved in the Exchange;

(k) with respect to Section 5.16(c), $1,000 principal amount of Notes for each $1,000 Liquidation Amount of Trust Preferred Securities of each Affected Class; and

(l) with respect to Section 5.16(d), 1/100th of a Stock Purchase Contract with a stated amount of $100,000 for each $1,000 Liquidation Amount of Trust Preferred Securities of the Affected Classes (or a comparable interest in the case of a Fractional Contract).”

(d) The current definition of “Notes” is deleted in its entirety and replaced with the following:

““Notes” means the $501,000,000 initial aggregate principal amount of the Sponsor’s Remarketable Junior Subordinated Notes due 2042 issued pursuant to the Indenture, or such lesser aggregate principal amount as shall remain outstanding from time to time.”

(e) The following definition of “Pro Rata Interest in a Stock Purchase Contract” is added:

““Pro Rata Interest in a Stock Purchase Contract” means, with respect to each $1,000 Liquidation Amount of Trust Preferred Securities, an interest in a Stock Purchase Contract representing the right to acquire a 1/100th interest in a share of Preferred Stock, together with such other rights, privileges, obligations and responsibilities associated with such Stock Purchase Contract (including the right to receive Contract Payments), in each case, on the terms and conditions set forth in such Stock Purchase Contract.”

(f) The following definition of “Sponsor Affiliated Owner” is added:

““Sponsor Affiliated Owner” means the Sponsor, its Affiliates or any other Person designated by the Sponsor.”

(g) The current definition of “Stock Purchase Contract Agreement” is deleted in its entirety and replaced with the following:

““Stock Purchase Contract Agreement” means the Stock Purchase Contract Agreement, dated as of the date hereof, between the Sponsor and the Property Trustee (acting on behalf of the Issuer Trust), as the same may be amended from time to time.”

(h) The current definition of “Trust Property” is deleted in its entirety and replaced with the following:

““Trust Property” means (a) the Notes for so long as they are owned by the Issuer Trust in accordance with this Declaration of Trust, (b) the Stock Purchase Contracts for so long as they are owned by the Issuer Trust in accordance with this Declaration of Trust, (c) the Preferred Stock once acquired by the Issuer Trust pursuant to the Stock Purchase Contracts, (d) treasury securities (that are required to be Qualifying Treasury Securities when delivered) delivered to the Property Trustee (or the Collateral Agent) pursuant to

Section 5.13 or Section 5.14, (e) the rights of the Issuer Trust under the Transaction Agreements, and (f) all proceeds and rights in respect of the foregoing and any other property and assets for the time being held or deemed to be held by the Issuer Trust or the Property Trustee on behalf of the Issuer Trust pursuant to the Declaration of Trust.”

Section 2.2 Amendment of Section 2.4(c) of the Declaration of Trust. The current Section 2.4(c) of the Declaration of Trust is deleted in its entirety and replaced with the following:

“(c) In order to give effect to (i) Exchanges as provided in Section 5.13 or (ii) the retirement of Normal PPS as provided in Section 4.9, the Securities Registrar may endorse Book-Entry Trust Preferred Securities Certificates to reduce or increase the number of Normal PPS, Stripped PPS or Capital PPS evidenced by each such Book-Entry Trust Preferred Securities Certificate, provided that no such endorsement shall result in a Book-Entry Trust Preferred Securities Certificate evidencing a number of Normal PPS, Stripped PPS or Capital PPS exceeding the maximum number set forth on the face of such Certificate.”

Section 2.3 Amendment of Section 2.7(a)(i) of the Declaration of Trust. A new clause (L) is hereby added to Section 2.7(a)(i) of the Declaration of Trust as follows:

“(L) the taking of any action in connection with the retirement of Normal PPS in accordance with Section 4.9 of this Declaration of Trust.”

Section 2.4 Amendment of Section 2.7(a)(ii) of the Declaration of Trust. A new clause (P) is hereby added to Section 2.7(a)(ii) of the Declaration of Trust as follows:

“(P) the taking of any action in connection with the retirement of Normal PPS in accordance with Section 4.9 of this Declaration of Trust.”

Section 2.5 Amendment of Article IV of the Declaration of Trust. A new Section 4.9 is hereby added to Article IV of the Declaration of Trust as follows:

“Section 4.9 Retirement of Certain Normal PPS.

If at any time a Sponsor Affiliated Owner acquires or becomes obligated to acquire Normal PPS pursuant to contract, a tender offer, an exchange offer, a negotiated transfer or any other transaction (the “Sponsor Affiliated Normal PPS”), the Sponsor shall have the right to submit a notice (the “Retirement Notice”) to the Property Trustee and the Securities Registrar electing to retire all or a portion of such Sponsor Affiliated Normal PPS (the “Subject Normal PPS”) through the exchange of such Subject Normal PPS for a Like Amount of Notes and Stock Purchase Contracts. The Retirement Notice (i) shall specify the Liquidation Amount of the Subject Normal PPS with respect to which such election is being made and the date on which the proposed retirement is to occur (the “Retirement Date”) (which, without the consent of the Property Trustee and the Securities Registrar, shall not be less than 3 Business Days following the date that such Retirement Notice is so submitted), provided that such Retirement Date shall not be a date within the period beginning with the record date for a Distribution and ending with the applicable Distribution Date for such

Distribution and, (ii) shall be conditioned upon the applicable Sponsor Affiliated Owner having delivered or caused to be delivered to the Securities Registrar or its designee the Subject Normal PPS by 10:00 A.M., New York City time, on the Retirement Date through the Clearing Agency and (iii) shall designate the Third-Party Agent (as defined below). Upon the delivery of the Subject Normal PPS to the Securities Registrar or its designee on the Retirement Date, the Securities Registrar will provide written notice thereof to the Property Trustee and the Collateral Agent shall release Pledged Notes of a Like Amount from the Pledge and deliver them to the Property Trustee who shall distribute a Like Amount of Notes and Stock Purchase Contracts to the Sponsor Affiliated Owner designated by the Sponsor in the Retirement Notice (the “Third-Party Agent”) in the manner directed by the Sponsor to the Property Trustee in writing. Following the exchange of Subject Normal PPS for a Like Amount of Notes and Stock Purchase Contracts, the Securities Registrar shall cancel the Subject Normal PPS and such Subject Normal PPS will no longer be Outstanding for any purpose and all rights of the Holder or its Affiliate(s) with respect to such Subject Normal PPS will cease, including, but not limited to, any rights with respect to accumulated but unpaid Distributions.

Notwithstanding anything else in this Declaration of Trust to the contrary, in order to effectuate the exchanges contemplated by this Section 4.9, the Issuer Trust is hereby authorized to execute, deliver and perform, and the Sponsor, the Securities Registrar, the Property Trustee or any Administrative Trustee on behalf of the Issuer Trust, acting singly or collectively, is hereby authorized to execute and deliver on behalf of the Issuer Trust, an exchange agreement, cancellation letter, and any and all other documents, agreements, or certificates contemplated by or related to the exchanges made pursuant to this Section 4.9, in each case without further vote or approval of any other Person.”

Section 2.6 Amendment of Section 5.18(a)(i) of the Declaration of Trust. The current Section 5.18(a)(i) of the Declaration of Trust is deleted in its entirety and replaced with the following:

“(i) the beginning and ending dates of the Remarketing Period and the applicable Remarketing Settlement Date and Stock Purchase Date in the event the Remarketing is Successful;”

Section 2.7 Amendment of Section 6.1(c) of the Declaration of Trust. The current Section 6.1(c) of the Declaration of Trust is deleted in its entirety and replaced with the following:

“(c) For so long as any Stock Purchase Contracts are outstanding, the Issuer Trustees may consent to any amendment to or modification of the Stock Purchase Contract Agreement or the Collateral Agreement, without having obtained the prior approval of the Holders of any Trust Preferred Securities to such amendment or modification, for the purposes of (i) evidencing the succession of another person to the Issuer Trust’s or the Property Trustee’s obligations thereunder, (ii) adding to the covenants therein for the benefit of the Issuer Trust or the Property Trustee or to surrender any of the Sponsor’s rights or powers thereunder, (iii) evidencing and providing for the acceptance of appointment of a successor Collateral Agent, Custodial Agent or Securities Intermediary under the Collateral Agreement, (iv) curing any ambiguity, or correcting or supplementing any provisions that may be inconsistent, (v) conforming the terms of the Stock Purchase Contract Agreement or the Collateral Agreement, to the descriptions thereof in the Prospectus, (vi) retiring Trust Preferred Securities held by a Sponsor Affiliated Owner or Trust Preferred Securities with respect to which a Sponsor Affiliated Owner has an obligation to purchase, or (vii) making any other provisions with respect to such matters or questions, provided that such action pursuant to this clause (vii) shall not adversely affect the interest of the Holders of Trust Preferred Securities of any Class in any material respect. The Issuer Trustees may, with the consent of the Holders of not less than a Majority in Liquidation Amount of the Normal PPS and Stripped PPS then Outstanding, considered together as a single Class, agree to any other amendment to or modification of the Stock Purchase Contract Agreement or the Collateral Agreement, except that, without obtaining the prior written consent of each Holder of Normal PPS and Capital PPS then Outstanding, the Issuer Trustees may not agree to any amendment or modification (other than an amendment or modification for the purpose of retiring Trust Preferred Securities held by a Sponsor Affiliated Owner or Trust Preferred Securities with respect to which a Sponsor Affiliated Owner has an obligation to purchase) that would (A) change any payment dates for Contract Payments, (B) change the amount or type of Pledged Notes or Pledged Treasury Securities required to be pledged under the Collateral Agreement, impair the right of the Property Trustee (on behalf of the Issuer Trust) to receive distributions on Pledged Notes or Pledged Treasury Securities or otherwise adversely affect the Issuer Trust’s rights in or to the Pledged Notes or Pledged Treasury Securities, (C) change the place or currency or reduce any Contract Payments, (D) impair the Property Trustee’s right (or any Holder’s right pursuant to Section 5.16(d)) to institute suit for the enforcement of the Stock Purchase Contracts or payment of any Contract Payments, or (E) reduce the number of shares of Preferred Stock purchasable under the Stock Purchase Contracts, increase the price to purchase Preferred Stock upon settlement of the Stock Purchase Contracts, change the Stock Purchase Date or otherwise adversely affect the Issuer Trust’s rights under the Stock Purchase Contracts.”

Section 2.8 Amendment of Section 11.1 of the Declaration of Trust. The current Section 11.1 of the Declaration of Trust is deleted in its entirety and replaced with the following:

“Each Holder of Trust Preferred Securities agrees, by acceptance of Trust Preferred Securities, and each Owner agrees, by acceptance of a beneficial interest in Trust Preferred Securities, to treat for all U.S. federal income tax purposes (i) the Issuer Trust as one or more grantor trusts or agency arrangements, (ii) itself as the owner of the Corresponding Assets for the related Class of Trust Preferred Securities, (iii) in the case of Normal PPS the fair market value of the $1,000 principal amount of Notes corresponding to one Normal PPS as $1,000 and the fair market value of 1/100th fractional interest in a Stock Purchase Contract corresponding to one Normal PPS as $0 at the time of initial purchase, (iv) the Notes as indebtedness of the Sponsor, (v) the stated interest on the Notes as ordinary interest income that is includible in the Holder’s or Owner’s gross income at the time the interest is paid or accrued in accordance with the Holder’s or Owner’s regular method of tax accounting, and otherwise to treat the Notes as described in the Prospectus and (vi) the acquisition by the Sponsor of Subject Normal PPS, in connection with an early retirement of Normal PPS (as described in Section 4.9), as consisting of the following transactions: (A) the distribution by the Issuer Trust to the Third Party Agent, on behalf of the Holders of Subject Normal PPS, of a Like Amount of Notes and Stock Purchase Contracts in redemption of the Subject Normal PPS, (B) the retirement of such Like Amount of Notes for an amount equal to $1,000 per $1,000 principal amount of such Notes, (C) the physical settlement of such Like Amount of Stock Purchase Contracts, pursuant to which the Sponsor will issue with respect to each Subject Normal PPS redeemed a 1/100th interest in a share of Preferred Stock to the Third Party Agent, on behalf of the Holders of Subject Normal PPS, in exchange for $1,000 per 1/100th interest in a share of Preferred Stock, and (D) the repurchase by the Sponsor of each such 1/100th interest in a share of Preferred Stock for cash in an amount equal to the price per Subject Normal PPS at which the Sponsor is obligated to acquire Subject Normal PPS.”

Section 2.9 Amendment of Section 12.2(a) of the Declaration of Trust. The current Section 12.2(a) of the Declaration of Trust is deleted in its entirety and replaced with the following:

“(a) This Declaration of Trust may be amended from time to time by the Administrative Trustees and the Holders of all of the Common Securities, without the consent of any Holder of the Trust Preferred Securities, the Property Trustee or the Delaware Trustee (i) to cure any ambiguity, correct or supplement any provision herein that may be inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Declaration of Trust, which shall not be inconsistent with the other provisions of this Declaration of Trust, (ii) to modify, eliminate or add to any provisions of this Declaration of Trust to such extent as shall be necessary to ensure that the Issuer Trust will not be taxable as a corporation or classified as a partnership for U.S. federal income tax purposes at all times that any Trust Securities are outstanding, to ensure that the Issuer Trust will not be required to register as an “investment company” under the Investment Company Act or to ensure the treatment of the Trust Preferred Securities as Tier 1 regulatory capital under the prevailing Federal Reserve Board rules and regulations, (iii) to provide that Trust Preferred Securities Certificates may be executed by an Administrative Trustee by facsimile signature instead of manual signature, in which case such amendment(s) shall also provide for the appointment by the Sponsor of an authentication agent, the fees and expenses of which will be paid by the Sponsor, a form of authentication certificate, and provisions to the effect that Trust Preferred Securities Certificates that have been executed by an Administrative Trustee by facsimile signature shall not be entitled to any benefit under the Declaration of Trust or be valid or obligatory for any purpose unless the certificate of authentication thereon has been executed by the authentication agent by manual signature, (iv) to conform the terms of this Declaration of Trust to the description of this Declaration of Trust and the Trust Securities in the Prospectus, or (v) to provide for the retirement of Trust Preferred Securities held by a Sponsor Affiliated Owner or Trust Preferred Securities with respect to which a Sponsor Affiliated Owner has an obligation to purchase; provided, however, that in the case of either clause (i) or (ii), such action shall not adversely affect in any material respect the interests of any Holder, the Property Trustee or the Delaware Trustee; provided, further, that in the case of clause (iv), the Sponsor shall deliver to the Property Trustee an Officers’ Certificate and an Opinion of Counsel (who may be counsel to the Sponsor or the Issuer Trust), in each case confirming that such amendment has the effect of conforming the terms of this Declaration of Trust to the descriptions of this Declaration of Trust and the Trust Securities in the Prospectus. Any such amendment shall become effective when notice is given to the Property Trustee and the Holders of the Trust Preferred Securities.”

ARTICLE III

MISCELLANEOUS

Section 3.1 Separability Clause.

In case any provision in the Declaration of Trust, as amended by this Amendment, shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.2 Governing Law.

This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware (without regard to conflicts of laws principles).

Section 3.3 Successors and Assigns.

All covenants and agreements in the Declaration of Trust, as amended by this Amendment, by each party thereto shall bind its successors and assigns, whether so expressed or not.

Section 3.4 Effect of Headings.

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 3.5 Trust Indenture Act; Conflict with Trust Indenture Act.

If any provision of the Declaration of Trust, as amended by this Amendment, limits, qualifies or conflicts with a provision of the Trust Indenture Act that is required under the Trust Indenture Act to be a part of and govern the Declaration of Trust, as amended by this Amendment, the latter provision shall control. If any provision of the Declaration of Trust, as amended by this Amendment, modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the latter provision shall be deemed to apply to the Declaration of Trust, as amended by this Amendment, as so modified or to be excluded, as the case may be.

* * * *

This Amendment may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, this Amendment has been executed and is effective as of the day and year first above written.

SunTrust Banks, Inc., as Sponsor and Holder of all of the Common Securities

By:	/s/ Jerome T. Lienhard, II
Name:	Jerome T. Lienhard, II
Title:	Senior Vice President and Treasurer

/s/ Raymond D. Fortin
Raymond D. Fortin, as Administrative Trustee

/s/ Jerome T. Lienhard, II
Jerome T. Lienhard, II, as Administrative Trustee

/s/ Michael Spingler
Michael Spingler as Administrative Trustee